Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	October 29, 2020	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611
TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Cree, Inc.
4600 Silicon Drive
Durham, North Carolina 27703

Re:	Cree, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cree, Inc., a North Carolina corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 6,000,000 shares (the “Shares”) of common stock of the Company, with a par value of $0.00125 per share (the “Common Stock”), for issuance under the Company’s 2020 Employee Stock Purchase Plan (the “Plan”).

This letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Restated Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended and restated, certified copies of resolutions of the Board of Directors of the Company relating to the Plan and the authorization and the issuance of the Shares, the Proxy Statement for the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”) regarding shareholder approval of the Plan, the minutes of the 2020 Annual Meeting evidencing approval of the Plan, and such other documents and have considered such matters of law and fact, in each case, as we, in our professional judgement, have deemed appropriate to render the opinion contained herein. We call your attention to the fact that as a matter of customary practice, certain assumptions underlying opinions are understood to be implicit. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Based upon and subject to the foregoing and the further assumptions, limitations, and qualifications hereinafter expressed, it is our opinion that the Shares have been duly authorized, and when issued and delivered against payment therefor in accordance with the Plan as described in the Registration Statement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the

Common Stock, or (b) the book entry of the Shares by the transfer agent for the Common Stock, will be validly issued, fully paid, and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion set forth herein is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendment thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.